 CERTIFICATE OF INCORPORATION

of

DESERT GATEWAY, INC

A Delaware Corporation

I, the undersigned, being the original Incorporator herein named, for the purpose of forming a corporation under the General Corporation Act Delaware. (“GCA”) to do business both within and without the State of Delaware, do make and file these Certificate of Incorporation hereby declaring and certifying that the facts herein stated are true:

ARTICLE I

NAME

The name of the Corporation is DESERT GATEWAY, INC.

ARTICLE II

PRINCIPAL OFFICE

Section 2.01     Corporate Offices.  The address of its corporate office is 414 SE Washington Blvd, PMB 102, Bartlesville, OK 74006.

Section 2.02     Other Offices.  The Corporation may also maintain offices for the transaction of any business at such other places within or without the State of Delaware as it may from time to time determine.  Corporate business of every kind and nature may be conducted, and meetings of Directors and shareholders held outside the State of Delaware with the same effect as if in the State of Delaware.

ARTICLE III

PURPOSE

The Corporation is organized for the purpose of engaging in any lawful activity, within or without the State of Delaware.

ARTICLE IV

SHARES OF STOCK

Section 4.01  Authorized Shares: The aggregate number of shares of stock that the corporation is authorized to issue is one hundred twenty million (120,000,000) shares, one hundred million (100,000,000) shares of common stock, par value  $0.0001, and twenty million (20,000,000) shares of preferred stock, par value $0.0001, which shares may be issued from time to time without action from the shareholders, for such consideration as may be fixed from time to time by the Board of Directors, and shares so issued, the full consideration for which has been paid or delivered, shall be deemed fully paid stock, and the holders of such shares shall not be liable for any further payments thereon..

Section 4.02     Rights for Preferred Shares:The Board of Directors is expressly authorized to adopt, from time to time, a resolution or resolutions providing for the issuers of preferred stock in one or more series, to fix the number of shares in each series and to fix the designations and the powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions of such shares, of each such series of preferred stock:

(a)

The number of shares constituting the series and the distinctive designation of the series;

(b)

The dividend rate on the shares of the series, the conditions and dated upon which dividends on such shares shall be payable, the extent, if any, to which dividends on such shares shall be cumulative, and the relative rights of preference, if any, of payment of dividends on such shares;

(c)

Whether or not the shares of the series are redeemable and, if redeemable, the time or times during which they shall be redeemable and the amount per share payable on redemption;

(d)

The amount payable in respect to the shares of the series, in the event of any liquidation, dissolution or winding up of this corporation, which amount may, but need not, vary according to the time  or circumstances of such action, and the relative rights of preference, if any, of payment of such amount;

(e)

Any requirement as to a sinking fund for the shares of the series, or any requirement as to the redemption, purchase or other retirement by this corporation of the shares of the series;

(f)

The right, if any, to exchange or convert shares of the series into other securities or property, and the rate or basis, time, manner and condition of the exchange or conversion;

(g)

The voting rights, if any, to which the holders of shares of the series shall be entitled in addition to the voting rights provided by the law; and

(h)

Any other terms, conditions or provisions of this ARTICLE or any resolution adopted by the Board of Directors pursuant to this ARTICLE.

The number of authorized shares of preferred stock may be increased or decreased by the affirmative vote of the stock holders of a majority of the stock of this corporation entitled to vote at a meeting of shareholders.  No holder of shares of preferred stock of this corporation shall, by reason of such holding, have any preemptive right to subscribe to any additional issue of any stock of any class or series not to any security convertible into such stock.

Section 4.03     Statement of Rights for Common Stock

(a)

Subject to any prior rights to receive dividends to which the holders of shares of any series of the preferred stock may be entitled the holders of shared of the common stock shall be entitled to receive dividends, if and when declared payable from time to time by the Board of Directors, from funds legally available for payment of dividends.

(b)

In the event of any dissolution, liquidation or winding up of this corporation, whether voluntary or involuntary, after there shall have been paid to the holders of the shares of preferred stock, the full amounts to which they shall be entitled, the holders of the then outstanding shares of common stock shall be entitled to receive, pro rata, any remaining assets of this corporation available for distribution to its shareholders.  The Board of Directors may distribute in kind to the holders of the shares of common stock such remaining assets of this corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or entity and receive payment in cash, stock, or obligations of such other corporation, trust or entity or any combination of such cash, stock, or obligations and may sell all or part of the consideration so received or any balance or proceeds of it to holders of the shares of common stock. The voluntary sale, conveyance, lease exchange or transfer of all or substantially all the property or assets of this corporation (unless in connection with that event the dissolution , liquidation or winding up of this corporation is specifically approved), or the merger or consolidation of this corporation into or with any other corporation, or the merger of any other corporation into  it, or any purchase or redemption of shares of stock of this  corporation of any class, shall not be deemed to be a dissolution, liquidation or winding up of this corporation for the purpose of this paragraph

(c)

Except as provided by law or this certificate of incorporation with respect to voting by class or series, each outstanding share of common stock of this corporation shall entitle the holder of that share to one vote on each matter submitted to a vote at a meeting of shareholders.

(d)

Such number of shares of common stock as may from time to time be required for such purpose shall be reversed for issuance (i) upon conversion of any shares or preferred stock or any obligation of this corporation convertible in to shares of common stock and (ii) upon exercise of any options or warrants to purchase shares of common stock.

Section 4.04     Class “A” Preferred Shares.

(a)

Designation and Amount:  The designation of the Class “A” Preferred shares, .001 par value, which consist of one thousand (1,000) shares.

(b)

Rank:  The Class “A” Preferred Shares, .001 par value shall rank (i) prior to the Common Stock (ii) prior to any class of capital stock of the Corporation hereinafter created other than “Pari Passu Securities” (collectively, with the Common Stock, “Junior Securities”) and (iii) pari passu with any class of capital stock of the Corporation hereafter created specifically ranking on parity with the Class “A” Preferred shared, .001 par value (“Pari Passu Securities”)

(c)

Interest:  The Holder shall not be entitled to receive any interest on the Class “A” Preferred shares, .001 par value shares

(d)

Liquidation Preferences:  The Holders of the Class “A” Preferred shares, .001 par value, shall have liquidation preferences equal to the holders of the common shares issued by the Corporation, except as a reserved in this Certificate of Designation, Preferences and Rights of the Class “A” Preferred shares, .001 par value, and as set forth below.

At the option of each Holder, any proposed sale conveyance of disposition of all or substantially all of the assets of the Corporation, the effectuation by the Corporation, of a transaction or series or related transactions in which more  than 50% of the voting power of the Corporation is disposed of, or the consolidation, merger of other business combination of the corporation with or into any other Person (as defined below) or Persons when the corporation is not the survivor shall either be deemed to be liquidation, dissolution or winding up of the Corporation.  The Holders of the Class ”A” Preferred shares shall be entitled to vote as a separate group than that of the holders of any “common” shares, or subsequently issued “preferred “ shares.

The consent of the holders of majority of the Class “A” Preferred shares then outstanding shall be required for the Corporation to enter into any sale, conveyance of disposition of all or substantially all of the assets of the Corporation, the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, or the consolidation , merger or other business entity, when the corporation with or into any other person or business entity, when the corporation is not the survivor.

(e)

Voting Rights:  The holders of Class “A” Preferred shares shall have the right to vote shares as a separate group.  Any vote required by the Articles of Incorporation, the Bylaws or Delaware law to be submitted to the shareholders for approval must also be submitted to the holders of the Class “A” Preferred shares for approval.  The holders of class “A” preferred shall also have the right to propose for a vote, matters to the shareholders.  The affirmative vote of the Holders of a majority of the Class “A” Preferred shares shall be required for the passage of any matter submitted.  (By way of example if the holders of a majority of the common shares vote in favor of matter, and a majority of the holders of the Class “A” Preferred shares vote against the matter, the matter shall fail.  In the alternative, if a majority of the holders of the Company’s common shares vote against a matter, and a majority of the Class “A” Preferred holders vote in favor of the matter, the matter shall be approved.)

(f)

Protective Provisions:  So long as shares of the Class “A” Preferred shares are outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent of the holders of at least a majority of the then outstanding shares of Class “A” Preferred shares:

(i)

Alter or change the rights, preferences or privileges of the Class “A” Preferred shares; or

(ii)

Create any new class of capital stock having a preference over the Class “A” Preferred shares which would be in conflict with any of the terms and conditions this Certificate; or

(iii)

Do any act or things not authorized or contemplated by this Certificate of Designation which would result in taxation of the holders of shares of the Class “A” Preferred shares under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended.)

(iv)

In the event holders of at least a majority of the then outstanding shares of the Class “A” Preferred shares agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Class “A” Preferred shares, pursuant to subsection (a) above, so as to effect the Class “A Preferred shares, then the Corporation will deliver notice of such approved change to the holders of the Class “A” Preferred shares that did not agree to such alteration or change (the “Dissenting Holders”).

Section 4.5     Miscellaneous.

(a)

Loss, Theft, Destruction of Convertible Shares.  Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of shares of Class “A” Preferred shares and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of the Class “A” Preferred shares, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated shares of Class “A” Preferred shares, new shares of Class “A” Preferred shares of like tenor.  The Class “A” Preferred shares shall be held and owned upon the express condition that the provision of this paragraph are exclusive with respect to the replacement of mutilated, destroyed, lost or stolen shares of Class “A” Preferred shares and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

(b)

Who Deemed Absolute Owner.  The Corporation may deem the Person in whose name the Class “A” Preferred shares shall be registered upon the registry books of the Corporation to be, and may treat it as, the absolute owner of the Class “A” Preferred shares for the purpose of receiving payment of Interest on the Class “A” Preferred shares, for the conversion of the Class “A” Preferred shares and for all other purposes, and the Corporation shall not be affected by any notice to the contrary.  All such payments and such conversion shall be valid and effectual to satisfy and discharge the liability upon the Class “A” Preferred shares to the extent of the sum or sums so paid or the conversion so made.

(c)

Notice of Certain Events.  In the case of the occurrence of any event descried in this Certificate of Designations, the Corporation shall cause to be mailed to the Holder of the Class “A” Preferred shares at its last address as it appears in the Corporation’s security registry, at least twenty (20) day prior to the applicable record, effective or expiration date hereinafter specified (or, if such twenty (20) days notice is not possible, at the earliest possible date prior to any such record, effective, or expiration date), a notice stating (x) the date on which a record is to be taken for the purpose of such Interest, distribution, issuance or granting of rights, options or warrants, or if a record is not to be taken, the date as of which the holders of record of Class “A” Preferred shares to be entitled to such Interest, distribution, issuance or granting of rights, options or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

(d)

Register.  The Corporation shall keep at its principal office a register in which the Corporation shall provide for the registration of the Class “A” Preferred shares.  Upon any transfer of the Class “A” Preferred shares in accordance with the provisions hereof, the Corporation shall register such transfer on the Class “A” Preferred shares register.  The Corporation may deem the person in whose name the Class “A” Preferred shares shall be registered upon the registry books of the Corporation to be, and may treat it as, the absolute owner of the Class “A” Preferred shares for any purpose.

(e)

Withholding.  To the extent required by applicable law, the Corporation may withhold amounts of or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Corporation from any payments made pursuant to the Class “A” Preferred shares.

(f)

Headings.  The headings of the Articles and Sections of this Certificate of Designations are inserted for convenience only and do not constitute a part of this Certificate of Designations.

ARTICLE V

DIRECTORS

Section 5.01     Governing Board.  The members of the Board of the Corporation shall be styled Directors.

Section 5.02     Initial Board of Directors.  The Board of Directors shall consist of at least one (1) but no more than three (3) members.  The name(s) and address(s) of the initial members of the Board of Directors are as follows:

Name

Address

Robert Wilson

414 S.E. Washington Blvd., PMB <___>

Bartlesville, Delaware74006

This individual shall serve as Director until the first Annual Meeting of the Shareholders or until the successors shall have been elected and qualified.

Section 5.03     Change in the Number of Directors.  The number of Directors may be increased or decreased by duly adopted amendment to the Bylaws of the Corporation.

ARTICLE VI

INCORPORATORS

The name and address of the sole Incorporator is Robert Wilson, 414 SE Washington Blvd., PMB <___>, Bartlesville, Oklahoma 74006.

ARTICLE VII

PERIOD OF DURATION

This Corporation is to have A PERPETUAL existence.

ARTICLE VIII

AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or its Bylaws, in the manner now or hereafter prescribed by statute or by this Certificate of Incorporation or said Bylaws, and all rights conferred upon the shareholders are granted subject to this reservation.

ARTICLE IX

POWERS OF DIRECTORS

In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

(1)

Subject to the Bylaws, if any, adopted by the shareholders, to make, alter or repeal the Bylaws of the Corporation;

(2)

To authorize and cause to be executed mortgages and liens, with or without limit as to amount, upon the real and personal property of the Corporation;

(3)

To authorize the guaranty by the Corporation of securities, evidences of indebtedness and obligations of other persons, corporations and business entities;

(4)

To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve; and

(5)

By resolution adopted by a majority of the whole Board, to designate one or more committees, each committee to consist of one or more of the Directors of the Corporation, which, to the extent provided in the resolution or in the Bylaws of the Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.  Such committee or committees shall have such name or names as may be stated in the Bylaws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

(6)

All corporate powers of the Corporation shall be exercised by the Board of Directors except as otherwise provided herein or by law.

ARTICLE X

REGISTERED AGENT

Initial Registered Office and Initial Registered Agent.   The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Dr., Suite 101 in the City of Dover, County of Kent. The name of the corporation’s registered agent at such address is National Registered Agents, Inc.

IN WITNESS WHEREOF, I have hereunto set my hand this 7th day of February, 2008, hereby declaring and certifying that the facts stated herein above are true.

_________________________________

Robert Wilson

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